                                                                 EXHIBIT 4.9
                                                               [CONFORMED COPY]


                            DEBENTURE PURCHASE AGREEMENT

                                       between

                        ROCKEFELLER CENTER PROPERTIES, INC.,


                                         and

                 WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V

                                     dated as of

                                  December 18, 1994

                                  TABLE OF CONTENTS



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
SECTION 1    DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . . . . .   2
     1.01.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.02.   Computation of Time Periods . . . . . . . . . . . . . . . . . . . .  12
     1.03.   Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . . .  12

SECTION 2    THE DEBENTURES. . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.01.   Issuance of Debentures. . . . . . . . . . . . . . . . . . . . . . .  12
             (a)  Issuance to Whitehall. . . . . . . . . . . . . . . . . . . . . .12
             (b)  Subsequent Issuances . . . . . . . . . . . . . . . . . . . . . .12
     2.02.   Maturity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
             (a)  Maturity Date. . . . . . . . . . . . . . . . . . . . . . . . .  13
             (b)  Principal Payment. . . . . . . . . . . . . . . . . . . . . . .  13
     2.03.   Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.04.   Denominations . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.05.   Form of Legend for Securities . . . . . . . . . . . . . . . . . . .  14
     2.06.   Payments and Computations . . . . . . . . . . . . . . . . . . . . .  14
     2.07.   Withholding; Payment of Additional Amounts. . . . . . . . . . . . .  15
     2.08.   Registration, Registration of Transfer
             and Exchange, Restriction on Transfer . . . . . . . . . . . . . . .  17
             (a)  Security Register. . . . . . . . . . . . . . . . . . . . . . .  17
             (b)  Transfer Restrictions. . . . . . . . . . . . . . . . . . . . .  18
     2.09.   Mutilated, Destroyed, Lost and Stolen Debentures. . . . . . . . . .  21
     2.10.   Persons Deemed Owners . . . . . . . . . . . . . . . . . . . . . . .  22
     2.11.   Cancellation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 3    CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . .  22
     3.01.   Purchase of the Debentures. . . . . . . . . . . . . . . . . . . . .  22
             (a)  Executed Loan Documents. . . . . . . . . . . . . . . . . . . .  22
             (b)  Procedures Regarding Collateral. . . . . . . . . . . . . . . .  22
             (c)  No Default; Representations and Warranties . . . . . . . . . .  22
             (d)  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . .  23
             (e)  Corporate Documents. . . . . . . . . . . . . . . . . . . . . .  23
                  (i)     Certificates of Authorization
                          and Incumbency . . . . . . . . . . . . . . . . . . . .  23
                  (ii)    Certificates of Incorporation
                          and By-laws. . . . . . . . . . . . . . . . . . . . . .  23
                  (iii)   Certificates of Good Standing
                          or Existence . . . . . . . . . . . . . . . . . . . . .  23
             (f)  Related Transactions . . . . . . . . . . . . . . . . . . . . .  23
             (g)  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . .  23
             (h)  Other Documents. . . . . . . . . . . . . . . . . . . . . . . .  24


                                         -i-


                                                                                Page
                                                                                ----

             (i)  1985 Loan Agreement Default. . . . . . . . . . . . . . . . . .  24
             (j)  Market Conditions. . . . . . . . . . . . . . . . . . . . . . .  24
             (k)  Consent to Assignment. . . . . . . . . . . . . . . . . . . . . .24
             (l)  Business Combination . . . . . . . . . . . . . . . . . . . . . .24

     3.02.  Subsequent Issuances and Delivery of Debentures. . . . . . . . . . .  25
     3.03.  Obligation of the Company to Close . . . . . . . . . . . . . . . . . .25

SECTION 4    REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . . . . . . . . . .  25
     4.01.   Existence, Power and Ownership. . . . . . . . . . . . . . . . . . .  25
     4.02.   Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.03.   No Violation or Conflicts . . . . . . . . . . . . . . . . . . . . .  25
     4.04.   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.05.   Enforceable Obligations . . . . . . . . . . . . . . . . . . . . . .  26
     4.06.   Financial Condition; Securities and Exchange Commission
             Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.07.   No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.08.   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.09.   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.10.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.11.   Material Agreements . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.12.   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.13.   Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.14.   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.15.   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.16.   Use of Proceeds; Margin Stock . . . . . . . . . . . . . . . . . . .  28
     4.17.   Government Regulation . . . . . . . . . . . . . . . . . . . . . . .  29
     4.18.   Pari Passu Obligations. . . . . . . . . . . . . . . . . . . . . . .  29
     4.19.   Ownership of Real Estate. . . . . . . . . . . . . . . . . . . . . .  29
     4.20.   No Pending Condemnation or Eminent Domain . . . . . . . . . . . . .  30
     4.21.   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .30


SECTION 5    AFFIRMATIVE COVENANTS OF THE COMPANY. . . . . . . . . . . . . . . .  30
     5.01.   Information Covenants . . . . . . . . . . . . . . . . . . . . . . .  30
             (a)  Annual Financial Statements. . . . . . . . . . . . . . . . . .  30
             (b)  Auditor's Certificate. . . . . . . . . . . . . . . . . . . . .  31
             (c)  Quarterly Financial Statements . . . . . . . . . . . . . . . .  31
             (d)  Officer's Certificate. . . . . . . . . . . . . . . . . . . . .  32
             (e)  Auditor's Reports. . . . . . . . . . . . . . . . . . . . . . .  32
             (f)  Real Estate and Other Information. . . . . . . . . . . . . . .  32
             (g)  Other Information. . . . . . . . . . . . . . . . . . . . . . .  32
             (h)  Notice of Default or Litigation. . . . . . . . . . . . . . . .  32
             (i)  Changes to Indebtedness. . . . . . . . . . . . . . . . . . . .  33
     5.02.   Preservation of Existence and Franchises. . . . . . . . . . . . . .  33
     5.03.   Books, Records and Inspections. . . . . . . . . . . . . . . . . . .  33


                                        -ii-

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                                                                                ----

     5.04.   Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . .  33
     5.05.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.06.   Maintenance of Property . . . . . . . . . . . . . . . . . . . . . .  34
     5.07.   Plan Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.08.   Intercreditor Agreement . . . . . . . . . . . . . . . . . . . . . .  34
     5.09.   Resale of Debentures. . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 6    NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.01.   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.02.   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     6.03.   Nature of Business. . . . . . . . . . . . . . . . . . . . . . . . .  37
     6.04.   Consolidation, Merger, Sale or Purchase of Assets . . . . . . . . .  37
     6.05.   Advances, Investments and Loans . . . . . . . . . . . . . . . . . .  37
     6.06.   Transactions with Affiliates. . . . . . . . . . . . . . . . . . . .  37
     6.07.   Operating Lease Obligations . . . . . . . . . . . . . . . . . . . .  38
     6.08.   Sale and Leaseback. . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.09.   Governing Documents . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.10.   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.11.   Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     6.12.   Modifications to Mortgage . . . . . . . . . . . . . . . . . . . . .  39
     6.13.   Modification or Payment of Indebtedness . . . . . . . . . . . . . .  39
     6.14.   Usury . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

SECTION 7    EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . .  40
     7.01.   Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .  40
             (a)  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             (b)  Representations. . . . . . . . . . . . . . . . . . . . . . . .  40
             (c)  Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             (d)  Other Agreements . . . . . . . . . . . . . . . . . . . . . . .  40
             (e)  Bankruptcy, etc. . . . . . . . . . . . . . . . . . . . . . . .  41
             (f)  Defaults under Other Agreements. . . . . . . . . . . . . . . .  41
             (g)  Judgments. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     7.02  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                  (i)    Acceleration of Debentures . . . .                       42
                  (ii)    Enforcement of Rights. . . . . . . . . . . . . . . . .  42
                  (iii)  Waiver of Past Defaults . . . . . . . . . . . . . . . .  42


                                        -iii-


                                                                                Page
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SECTION 8    REDEMPTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.01.   Redemption. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
             (a)  Voluntary Redemption . . . . . . . . . . . . . . . . . . . . .  43
             (b)  Mandatory Redemptions. . . . . . . . . . . . . . . . . . . . .  44
             (c)  Partial Redemption . . . . . . . . . . . . . . . . . . . . . .  44
             (d)  Notice of Redemption . . . . . . . . . . . . . . . . . . . . .  44
             (e)  Interest after Redemption Date . . . . . . . . . . . . . . . .  45

SECTION 9    MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.01.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.02.   Benefit of Agreement; Assignments and Participations. . . . . . . .  45
     9.03.   No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . . . .  46
     9.04.   Payment of Expenses; Indemnification. . . . . . . . . . . . . . . .  46
     9.05.   Amendments, Waivers and Consents. . . . . . . . . . . . . . . . . .  49
     9.06.   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     9.07.   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     9.08.   Survival of Indemnities . . . . . . . . . . . . . . . . . . . . . .  49
     9.09.   Governing Law; Submission to Jurisdiction; Venue. . . . . . . . . .  49
     9.10.   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     9.11.   Entirety. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     9.12.   Survival of Representations and Warranties. . . . . . . . . . . . .  51

SCHEDULES

Schedule 3.01(g) - Fees
Schedule 4.09 - Indebtedness
Schedule 4.10 - Litigation
Schedule 4.11 - Material Agreements
Schedule 5.05 - Insurance

EXHIBITS

EXHIBIT A - Debenture
EXHIBIT B - Officer's Certificate
EXHIBIT C - Form of Assignment of Mortgage
EXHIBIT D - Form of Collateral Trust Agreement
EXHIBIT E - Form of Letter Agreement
EXHIBIT F - Form of Registration Rights Agreements

                      DEBENTURE PURCHASE AGREEMENT


            DEBENTURE PURCHASE AGREEMENT, dated as of December 18, 1994 (this "Agreement"), between Rockefeller Center Properties, Inc., a Delaware corporation (the "Company") and Whitehall Street Real Estate Limited Partnership V, a Delaware limited partnership, ("Whitehall").


                               RECITALS

            WHEREAS, the Company has duly authorized the creation of an issue of its 14% Debentures Due 2007 (the "Debentures") of substantially the tenor and amount hereinafter set forth, and to provide therefor the Company has duly authorized the execution and delivery of this Agreement.

            WHEREAS, all things necessary to make the Debentures, when issued and delivered by the Company hereunder, the valid obligations of the Company, and to make this Agreement a valid agreement of the Company, in accordance with their and its respective terms, have been done.

            WHEREAS, Whitehall has agreed to purchase Debentures in an aggregate principal amount of $75,000,000 on the Closing Date (as defined herein) the terms and conditions hereinafter set forth.

            WHEREAS, from time to time and in accordance with the Stock Appreciation Rights Agreement (the "Stock Appreciation Rights Agreement"), dated the date hereof, between the Company and Whitehall, as agent (the "SAR Agent") for the holders from time to time of the stock appreciation rights (the "Stock Appreciation Rights") issued thereby named therein, the Company shall issue and deliver additional debentures to the SAR Agent for delivery to the holders of Stock Appreciation Rights which have requested exchange therefor pursuant to the terms and conditions of the Stock Appreciation Rights Agreement.


            NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                                SECTION 1
                   DEFINITIONS AND ACCOUNTING TERMS

            1.01. DEFINITIONS. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

            "ADDITIONAL AMOUNTS" has the meaning specified in Section 2.07.

            "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all partners, directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation or a partnership if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or to vote 10% or more of the partnership interests of such partnership or (ii) to direct or cause direction of the management and policies of such corporation or partnership, whether through the ownership of voting securities, as managing or general partner, by contract or otherwise.

            "AGENT" has the meaning specified in the Loan Agreement.

            "ASSIGNMENT OF MORTGAGE" means the Assignment of Mortgage in the form of Exhibit C hereto from the Company to the Collateral Agent providing for an assignment of the Mortgage as security for the Debentures, the Loans and the Indenture Securities.

            "BUSINESS DAY" means any day other than a Saturday, a Sunday, a legal holiday in New York, New York or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close; PROVIDED, however, that so long as the Notes are outstanding, any day that is not a " Business Day" under the Loan Agreement shall not be a Business Day hereunder.

            "CASH EQUIVALENTS" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits and certificates of deposit of a bank (an "Approved Bank") that is either (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued or guaranteed by any Approved Bank rated at least A-1 (or the equivalent thereof) by S&P or at least P-1 (or the equivalent thereof) by Moody's and maturing within six months of the date of acquisition, (iv) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Company shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (v) publicly traded short-term notes, bonds and other obligations having short-term unsecured debt ratings of at least A-1 (or the equivalent thereof) by S&P or at least P-1 (or the equivalent thereof) by Moody's.

            "CLOSING DATE" has the meaning specified in Section 2.01 of the Loan Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

            "COLLATERAL AGENT" means the Collateral Agent under the Collateral Trust Agreement.

            "COLLATERAL TRUST AGREEMENT" means the Collateral Trust Agreement in the form of Exhibit D hereto among the Collateral Agent, the Agent, Whitehall, the Company and the Trustee, providing for the pledge of the Mortgage Note and other Collateral as security for the Debentures, the Loans and the Indenture Securities.

            "COMMON STOCK" means common shares, par value $.01, of the Company.

            "CONSISTENT BASIS" or "CONSISTENT BASIS" means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the financial statements previously delivered to the Holders and referred to in Section 4.06.

            "DEBENTURES" has the meaning specified in the Recitals.

            "DEFAULT" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

            "ERISA AFFILIATE" means each person (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

            "EVENT OF DEFAULT" has the meaning specified in Section 7.01 hereof.

            "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles in the United States in effect as of the date of this Agreement.

            "GUARANTY OBLIGATIONS" means any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or

(iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

            "HOLDER" or "HOLDERS" means a holder of any Debenture.

            "INDEBTEDNESS" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets which in accordance with generally accepted accounting principles would be shown to be a liability (or on the liability side of a balance sheet) of such Person, (iii) all Guaranty Obligations of such Person, (iv) the maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit (x) supporting other Indebtedness of such Person, or (y) offset by a like amount of cash or government securities held in escrow to secure such letter of credit and draws thereunder), (v) all capitalized lease obligations of such Person, (vi) all indebtedness of another Person secured by any lien on any property of such Person, whether or not such indebtedness has been assumed, (vii) all obligations under take-or-pay or similar arrangements or under interest rate swap, currency swap, or commodities agreements of such Person, (viii) indebtedness created or arising under any conditional sale or title retention agreement of such Person,
(ix) obligations of such Person with respect to withdrawal liability or insufficiency in excess of $5,000,000 (calculated on an accumulated benefit obligation basis) under ERISA or under any qualified plan or related trust and
(x) all other obligations which in accordance with generally accepted accounting principles would be shown to be a liability (or on the liability side of a balance sheet) of such Person; PROVIDED, HOWEVER, that Indebtedness shall not include trade payables and accrued expenses arising or incurred in the ordinary course of business.

            "INDENTURE SECURITIES" means the securities of the Company issued pursuant to the 1985 Indenture.

            "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement dated as of the date hereof among the Agent, the Lenders, Whitehall and the Company.

            "INTEREST PAYMENT DATE" means each June 2 and December 2 from and after the date hereof until the Maturity Date and the Maturity Date.

            "LENDERS" means the lender or lenders under the Loan Agreement.

            "LETTER AGREEMENT" means the letter agreement in the form of Exhibit E hereto regarding the assignment by the Company of its title insurance benefits to the Collateral Agent.

            "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof).

            "LOAN AGREEMENT" means the Loan Agreement, dated as of the date hereof, among the Company, the Lenders and the agent named therein.

            "LOANS" means the monies advanced to the Company by the Lenders pursuant to the Loan Agreement.

            "LOAN DOCUMENTS" means this Agreement, the Loan Agreement, the Debentures, the Security Documents, the Collateral Trust Agreement, the Intercreditor Agreement, the Registration Rights Agreement, the Letter Agreement, the Notes, the Stock Appreciation Rights Agreement, the Stock Appreciation Rights, the Warrant Agreement and the Warrants.

            "MATURITY DATE" shall have the meaning given to such term in
Section 2.02(a) hereof.

            "MOODY'S" means Moody's Investors Service, Inc.

            "MORTGAGE" means, collectively, the Mortgage and Security
Agreement, dated as of September 19, 1985, by RCPA and RCP to the Company, the Consolidation, Extension, Modification and Spreader Agreement, dated as of September 19, 1985, among RCPA, RCP and the Company, recorded with and certified by the City Register of the City of New York, and the Assignment of Rents, dated as of September 19, 1985, by RCPA and RCP to the Company, recorded with and certified by the City Register of the City of New York, each as amended from time to time.

            "MORTGAGE NOTE" means, collectively, the Mortgage Note, dated as of September 19, 1985, in the amount of $1,255,160,004, in favor of the Company and the Consolidated Mortgage Note, dated as of September 19, 1985, in the amount of $44,839,996, each as amended from time to time.

            "NET CASH FLOW" means, for the period in question and based on a cash basis of accounting (as modified to deduct accruals for any taxes and insurance), (i) gross receipts and/or income related to the Mortgage Note and Real Estate (including all rents, tax escrows, insurance proceeds, condemnation proceeds, proceeds of debt financings, and any other receipts or payments actually received by or on behalf of the Company under or in connection with the Real Estate or the Mortgage Note except with respect to tax escrows and condemnation and insurance proceeds legally or contractually required to be paid over to another Person by the Company whether or not within the period in question) and receipts from any other source, including the net proceeds of any sale of equity by the Company, minus (ii) the sum of (x) those actual operating, renting, administrative, legal and other ordinary expenses incurred by the Company, (y) interest paid or (without duplication) accrued (on a straight-line basis) with respect to the Debentures, the Notes, the Indenture Securities and any other Indebtedness permitted by Section 6.01, and (z) dividends paid or (without duplication) accrued (on a straight-line basis) to holders of Common Stock and distributions, if any, paid or (without duplication) accrued (on a straight-line basis) to holders of the Warrants or the Stock Appreciation Rights as permitted by Section 6.11; PROVIDED, HOWEVER, (A) for purposes of this calculation expenses specified in clause (x) shall not include (except for the accruals described in the first parenthetical of this definition) any non-cash charges of the Company, including, without limitation, any depreciation or amortization; (B) amounts accrued in respect of interest, dividends or distributions as specified in clauses (y) or (z) above may not be used for any purpose other than such interest payments, dividends or distributions, and, if not so used, such amounts shall be included in the calculation of Net Cash Flow hereunder; and (C) for the purposes of Section 2.03(b), Net Cash Flow shall be computed without giving effect to the deduction provided for in clause (z) above.

            "NEW DEBT" has the meaning specified in Section 5.09.

            "NEW DOCUMENTS" has the meaning specified in Section 5.09.

            "NYSE" has the meaning specified in Section 3.01(j).

            "1985 INDENTURE" means the Indenture, dated as of September 15, 1985 from the Company to United States Trust Company (as successor to Manufacturers Hanover Trust Company), as Trustee, as amended by the First Supplemental Indenture dated as of December 15, 1985, as further amended from time to time.

            "1985 LOAN AGREEMENT" means the Loan Agreement dated as of September 19, 1985 among the Company, RCPA and RCP, as amended from time to time.

            "NOTES" means, collectively, the floating rate promissory notes of the Company executed in accordance with the Loan Agreement.

            "PERMITTED INVESTMENTS" means cash and Cash Equivalents.

            "PERMITTED LIENS" means (i) Liens created by the Collateral Trust Agreement, Security Documents and the Letter Agreement or otherwise created by, under or in connection with this Agreement or the other Loan Documents in favor of the Collateral Agent; (ii) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iii) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens; provided that such Liens secure only amounts not yet due and payable or amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) pledges or deposits made to secure payment under worker's compensation insurance, unemployment insurance, pensions, social security programs, public liability laws or similar legislation; (v) Liens arising from good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vi) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title and other similar charges or encumbrances not, in any material respect, interfering with the ordinary course of business of the Company; (vii) leases or subleases granted to others, whether existing now or hereafter entered into, in the ordinary course of business, not in any material respect interfering with the ordinary course of business or operations of the Company; and (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay.

            "PERSON" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

            "PLAN" means any multiemployer or tax-qualified single-employer plan as defined in Section 4001 of ERISA.

            "PLAN ASSETS" means such term within the meaning and as defined in the Department of Labor Regulation 29 CFR Section 2510.3-101, as amended, and the advisory opinions or other administrative interpretations thereunder.

            "PURCHASE OPTION" means the Purchase Option, dated as of September 19, 1985, among RCPA, RCP and the Company.

            "RCP" means Rockefeller Center Properties, a New York general partnership.

            "RCPA" means RCP Associates, a New York limited partnership.

            "REAL ESTATE" means the real property identified in Exhibit A to the Mortgage and Security Agreement, dated as of September 19, 1985, by RCPA and RCP to the Company, but excluding any Development Rights (as defined therein) available to the land identified in Exhibit A and Exhibit C thereto and the area identified in Exhibit B thereto.

            "REDEMPTION DATE" has the meaning given to such term in Section 8.01(a).

            "REDEMPTION PRICE" mean the product of the principal amount of Debentures held by a Person and the applicable percentage (calculated as a fraction) specified in Section 8.01(a)(ii).

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of Exhibit F hereto among the Company, the Agent and Whitehall.

            "REGULAR RECORD DATE" has the meaning given to such term in
Section 2.06.

            "REGULATION G, T, U OR X" means, respectively, Regulation G, T, U and X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

            "REIT" has the meaning specified in Section 4.01(b).

            "REQUIRED HOLDERS" means Holders holding more than 50% of the aggregate outstanding principal amount of the Debentures.

            "REQUIRED SARS AND HOLDERS" means Holders and holders of Stock Appreciation Rights holding collectively more than 50% of the sum of (i) the outstanding principal amount of the Debentures, and (ii) the principal amount of Debentures for which Stock Appreciation Rights on the day of determination would then be exchangeable.

            "SAR AGENT" has the meaning given to such term in the Recitals.

            "S&P" means Standard & Poor's Corporation.

            "SECURITY DOCUMENTS" means the Assignment of Mortgage and the letters of credit delivered in accordance with the Collateral Trust Agreement.

            "SECURITY REGISTER" has the meaning given to such term in Section 2.08(a).

            "STOCK APPRECIATION RIGHTS" has the meaning given to such term in the Recitals.

            "STOCK APPRECIATION RIGHTS AGREEMENT" has the meaning given to such term in the Recitals.

            "SUBSEQUENT HOLDER" means, with respect to each issuance of Debentures pursuant to Section 2.01(b), each Person who after issuance and delivery of such Debentures is a Holder.

            "SUBSEQUENT ISSUE DATE" shall mean the date of each issuance of Debentures pursuant to Section 2.01(b).

            "SUBSIDIARY" of any Person means, with respect to such Person, (i) any corporation more than 25% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 25% equity interest at any time.

            "TRUSTEE" means United States Trust Company, as Trustee, under the 1985 Indenture, or any successor trustee thereto.

            "UNITED STATES" means the United States of America, the District of Columbia, Puerto Rico, the United States Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

            "UNITED STATES ALIEN" means any person not subject to United
States federal income tax on a net income basis federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

            "WARRANT AGENT" means the Warrant Agent under the Warrant
Agreement.

            "WARRANT AGREEMENT" means the Warrant Agreement dated the date hereof between the Company and the Warrant Agent.

            "WARRANTS" means the warrants for the purchase of shares of the Common Stock issued pursuant to the Warrant Agreement.

            "WHITEHALL" has the meaning specified in the first paragraph of this Agreement.

            1.02. COMPUTATION OF TIME PERIODS. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

            1.03. ACCOUNTING TERMS. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, generally accepted accounting principles.


                                SECTION 2
                            THE DEBENTURES

            2.01. ISSUANCE OF DEBENTURES. The Company agrees to issue and sell, from time to time, the Debentures pursuant to the terms of this Agreement.

            The Debentures shall be executed on behalf of the Company by its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Debentures may be manual or facsimile.

            Debentures bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Debentures or did not hold such offices at the date of such Debentures.

            (a) ISSUANCE TO WHITEHALL. On the Closing Date, subject to the terms and conditions set forth herein (including, but not limited to, the conditions specified in Section 3.01 of this Agreement), the Company agrees to issue, sell and deliver to Whitehall and Whitehall agrees to purchase and pay for Debentures in the aggregate principal amount of $75,000,000.

            (b) SUBSEQUENT ISSUANCES. Upon the date of notification from the SAR Agent that a holder of Stock Appreciation Rights has elected to exchange Stock Appreciation Rights for Debentures, the Company agrees it will (i) as soon as practicable, and in any event within 5 days of notice from the SAR Agent, satisfy the condition precedent to issuance contained in Section 3.02, and (ii) issue and deliver Debentures, dated as of the date of surrender of the certificate or certificates evidencing such Stock Appreciation Rights in accordance with Section 4.4 of the Stock Appreciation Rights Agreement (the "Surrender Date"), in the aggregate principal amount to which such holder or holders of Stock Appreciation Rights shall be entitled to the SAR Agent for delivery to the exchanging holder of Stock Appreciation Rights; PROVIDED, that the obligations of the Company under this Section 2.01(b) shall be subject to the terms and conditions of the Stock Appreciation Rights Agreement. Any holder of Stock Appreciation Rights surrendering certificates in accordance with the previous sentence shall be deemed to be the Owner of all Debentures received in exchange for such certificates as of and from the Surrender Date, and shall have all the rights associated with such Debentures as of and from the Surrender Date.

            2.02.  MATURITY.

            (a) MATURITY DATE. The Debentures shall mature on December 31, 2007 (the "Maturity Date").

            (b) PRINCIPAL PAYMENT. The Company agrees to pay the outstanding principal amount of the Debentures, together with all accrued but unpaid interest thereon and all other amounts owing from the Company to the Holders, on the Maturity Date.

            2.03.  INTEREST.

            (a) The Debentures shall bear interest at the rate of 14% per annum from the date of issuance of each Debenture or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually on June 2 and December 2, commencing June 2, 1995, until the principal thereof is paid. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Debentures shall bear interest, payable on demand, at a rate of 18% per annum. Except as otherwise provided herein, accrued interest shall be payable in arrears on each Interest Payment Date.

            (b) To the extent that Net Cash Flow shall be insufficient to pay interest as provided above on any Interest Payment Date, the Company shall not be obligated to pay interest on such date and such interest shall accrue and shall compound semi-annually at the rate provided herein.

            2.04. DENOMINATIONS. The Debentures shall be issuable only in registered form without coupons and only in denominations of U.S. $1,000 and any integral multiple thereof, substantially in the form of Exhibit A attached hereto.

            2.05.  FORM OF LEGEND FOR SECURITIES.

            Unless otherwise permitted by Section 2.08, every Debenture issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS AND SUBJECT TO THE PROVISIONS OF THE DEBENTURE PURCHASE AGREEMENT, DATED AS OF DECEMBER 18, 1994, BETWEEN ROCKEFELLER CENTER PROPERTIES, INC. AND WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V. A COPY OF SUCH DEBENTURE PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

            2.06. PAYMENTS AND COMPUTATIONS. All payments of principal or interest hereunder shall be paid to the persons in whose names such Debentures are registered on the Security Register at the close of business on the date fifteen days prior to the related Interest Payment Date (the "Regular Record Date"). Principal on any Debenture shall be payable against surrender therefor and payments of interest on Debentures shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person's address appearing on the Security Register (or, in the case of a Holder holding not less than $5,000,000 aggregate principal amount of Debentures, by wire transfer to such account as such Holder shall designate by written instructions received by the Company no less than 15 days prior to any applicable

Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies the Company or such Holder no longer is the registered owner of such Debenture or Debentures). Subject to the definition of Interest Period, whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension). All computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest on each Debenture shall accrue from and include the Closing Date or Subsequent Issuance Date, as the case may be, but exclude the date of payment. All payments received from the Company hereunder shall be applied in the following order: FIRST, to the payment of any costs and expenses and other amounts due pursuant to Section 9.04; SECOND, to the payment of any amount due under this Agreement other than any amount referred to in this sentence;
THIRD, to the ratable payment of interest due on the Debentures; and FOURTH, to the ratable payment of principal and premium, if any, due on the Debentures.

            2.07.  WITHHOLDING; PAYMENT OF ADDITIONAL AMOUNTS.

            (a) The Company will pay to the Holder of any Debenture who is a United States Alien such additional amounts ("ADDITIONAL AMOUNTS") as may be necessary in order that every net payment of the principal of and interest on such Debenture, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Debenture to be then due and payable; PROVIDED, HOWEVER, that the foregoing obligation to pay Additional Amounts will not apply to any one or more of the following:

            (1) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary or member of such Holder, if such Holder is an estate, a trust or a partnership) and the United States, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary or member) being or having been a citizen or resident or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a passive foreign investment company, a personal holding company, a foreign personal holding company, or a controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax;

            (2) any tax, assessment or other governmental charge imposed on interest received by reason of such Holder's past or present status as the actual or constructive owner (taking into account attribution rules of Ownership under Section 871(h)(3) of the Code) of 10% or more of the capital or profits interest in the Company;

            (3) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Debenture if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

            (4) any estate, inheritance, gift, sales transfer, personal property or any similar tax, assessment or other governmental charge;

            (5) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of or interest on such Debenture; or

            (6) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Debenture for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

nor will Additional Amounts be paid with respect to any payment of principal of or interest on any such Debenture to any United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Debenture.

            (b) All references in this Agreement to principal and interest in respect of Debentures shall, unless the context otherwise requires, be deemed to mean and include all Additional Amounts, if any, payable in respect thereof as set forth in this Agreement.

            2.08. REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE, RESTRICTION ON TRANSFER.

            (a) SECURITY REGISTER. The Company shall maintain a register (the "Security Register") for the registration or transfer of the Debentures. The name and address of the Holder of each Debenture, records of any transfers of the Debentures and the name and address of any transferee of a Debenture shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder. There shall be no more than one Holder for each Debenture, including all beneficial interests therein.

            Upon surrender for registration of transfer of any Debenture at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Debentures, of any authorized denominations and like aggregate principal amount.

            At the option of the Holder, Debentures may be exchanged for other Debentures, of any authorized denominations and of like aggregate principal amount, upon surrender of the Debentures to be exchanged at such office or agency. Whenever any Debentures are so surrendered for exchange, the Company shall execute and deliver the Debentures which the Holder making the exchange is entitled to receive.

            All Debentures issued upon any registration of transfer of exchange of Debentures shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Debentures surrendered upon such registration of transfer or exchange.

            Every Debenture presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or his attorney duly authorized in writing.

            No service charge shall be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Debentures, other than exchanges pursuant to Article 8 not involving any transfer.

            If the Debentures are to be redeemed in part, the Company shall not be required (A) to issue, register the transfer of or exchange any Debenture during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Debentures selected for redemption under Section 8.01 and ending at the close of business on the day of such mailing, or (B) to register the transfer of or exchange any Debenture so selected for redemption in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

            (b) TRANSFER RESTRICTIONS. No Debenture may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a "sale"), except in compliance with this Section 2.08(b).

            (i) A Holder may sell Debentures to a transferee that is an "accredited investor" or a "qualified institutional buyer", as such terms are defined in Regulation D and Rule 144A under the Securities Act, respectively, provided that each of the following conditions is satisfied:

                  (x) such Holder or transferee represents that it is acquiring the Debenture or Debentures for its own account and that it is not acquiring such Debenture or Debentures with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control; and

                  (y) such transferee agrees to be bound by the provisions of this Section 2.08(b) with respect to any sale of the Debentures.

            (ii) A Holder may sell its Debentures to a transferee in accordance with Regulation S under the Securities Act; PROVIDED, that each of the following conditions is satisfied:

                  (x) if such Holder would be deemed to be the Company, a
            distributor or any of their respective affiliates or any person acting on behalf of any of the foregoing for purposes of Regulation S under the Securities Act:

                        (1) the Company is a "reporting issuer" as such term is defined in Rule 902(l) under the Securities Act;

                        (2) any distributor (as defined in Rule 902(c) under the Securities Act) involved in a sale of Debentures has agreed in writing that all offers and sales of Debentures shall be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act;

                        (3) all offering materials and documents (other than press releases) used in connection with offers and sales of the Debentures shall conform to the requirements of Rule 902(h)(2) under the Securities Act; and

                        (4) each distributor (as defined in (2) above) selling Debentures to a distributor, dealer (as defined in Section 2(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration in respect of the Debentures sold sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor prescribed by Regulation S under the Securities Act.

                  (y) if such exercise and/or sale by a Holder is not governed by (x) above:

                        (1) the offer of Debentures is not made to a person in the United States;

                        (2) either:

                  (A) at the time the buy order is originated, the transferee is outside the United States or the Holder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

                  (B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Holder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

                        (3)  no directed selling efforts are made in
                  contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

                        (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            (iii) In the event of a proposed exercise or sale that does not qualify under either Section 2.08(b)(i) or 2.08(b)(ii) above, a Holder may sell its Debentures only if:

            (x) such Holder gives written notice to the Company of its intention to exercise or effect such sale, which notice (1) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (2) shall designate the counsel for such Holder, which counsel shall be reasonably satisfactory to the Company;

            (y) counsel for the Holder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act or under applicable Blue Sky laws; and

            (2) such Holder or transferee complies with Sections 2.08(b)(i)(x) and 2.08(b)(i)(y).

            (iv) Following any acquisition of the Equity Interest (as defined in the 1985 Loan Agreement), a Holder may not sell Debentures to a transferee if the consideration for such sale constitutes Plan Assets, unless prior to such sale the Holder consults with the Company and, after such consultation, determines in good faith that the sale will not constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

            2.09.  MUTILATED, DESTROYED, LOST AND STOLEN DEBENTURES.

            If any mutilated Debenture is surrendered to the Company, the Company shall executed and deliver in exchange therefor a new Debentures of the same principal amount and bearing a number not contemporaneously outstanding.

            If there shall be delivered to the Company (i) evidence to its satisfaction of the destruction, loss or theft of any Debenture and (ii) such security or indemnity as may be required by then to save each of it and any agent harmless, then, in the absence of notice that such Debenture has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Debenture, a new Debenture of a like principal amount and bearing a number not contemporaneously outstanding.

            In case any such mutilated, destroyed, lost or stolen Debenture has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Debenture, pay such Debenture.

            Upon the issuance of any new Debenture this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

            Every new Debenture issued pursuant to this Section in lieu of any destroyed, lost or stolen Debenture shall constituted an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Debenture shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Debentures duly issued hereunder.

            The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Debentures.

            2.10. PERSONS DEEMED OWNERS. Prior to due presentment of a Debenture for registration of transfer, the Company and any agent of the Company may treat the Person in whose name such Debenture is registered as the owner of such Debenture for the purpose of receiving payment of principal of and interest on such Debenture and for all other purposes whatsoever, whether or not such Debenture be overdue and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

            2.11. CANCELLATION. All Debentures surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly cancelled by it. The Company shall cancel any Debentures previously issued and delivered hereunder which the Company may have reacquired.


                                SECTION 3
                         CONDITIONS PRECEDENT

            3.01. PURCHASE OF THE DEBENTURES. The obligation of Whitehall to purchase Debentures pursuant to Section 2.01(a) is subject to satisfaction (or waiver by Whitehall, PROVIDED, that Whitehall shall not waive the condition set forth in Section 3.01(k) without the consent of the Company which consent shall not be unreasonably withheld by the Company) on or prior to the Closing Date of the following conditions (in form and substance acceptable to Whitehall at or prior to the Closing Date) and the Company agrees to use its best efforts to the extent possible to satisfy such conditions as promptly as practicable after the date hereof:

            (a) EXECUTED LOAN DOCUMENTS. The other Loan Documents shall have been duly executed and delivered by the parties thereto and Whitehall shall have received executed copies of this Agreement and such other Loan Documents, and the Loans shall have been made pursuant to the Loan Agreement.

            (b) PROCEDURES REGARDING COLLATERAL. Completion to the satisfaction of Whitehall of all steps necessary to create in favor of the Collateral Agent a valid, binding and perfected first priority pledge of the Mortgage Note and Assignment of the Mortgage (including recordation of the Assignment of Mortgage and all other collateral provided for in the Collateral Trust Agreement).

            (c) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. Receipt by Whitehall of a certificate signed by the President of the Company to the effect that at the Closing Date (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties contained herein and in the other Loan Documents then in effect shall be true and correct in all material respects.

            (d) OPINION OF COUNSEL. Receipt by Whitehall of a legal opinion, or opinions, in form and substance reasonably satisfactory to Whitehall and dated as of the Closing Date, from legal counsel to the Company as to the legal matters referred to in Section 4.

            (e) CORPORATE DOCUMENTS. Receipt by Whitehall of all documents reasonably requested by the Whitehall relating to the existence of the Company, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Whitehall, including, but not limited to:

               (i) CERTIFICATES OF AUTHORIZATION AND INCUMBENCY. Certificate of the Secretary of the Company, dated as of the Closing Date, as to resolutions approving and adopting the Loan Documents and authorizing the execution and delivery thereof and as to the authority of the persons executing such documents.

              (ii) CERTIFICATES OF INCORPORATION AND BY-LAWS. Copies of the Certificate of Incorporation and By-laws of the Company, together with all amendments thereto certified as of the Closing Date.

             (iii) CERTIFICATES OF GOOD STANDING OR EXISTENCE. Certificates of good standing or existence for the Company issued as of a recent date by its state of organization and each other state where the Company, by the nature of its business, is required to qualify or register.

            (f) RELATED TRANSACTIONS. Closing of the transactions relating to the issuance of the Notes, the

Stock Appreciation Rights and the Warrants and review and approval by the Agent of the documents relating thereto.

            (g) FEES AND EXPENSES. Payment to Whitehall and Goldman, Sachs & Co. of the fees as set forth on Schedule 3.01(g) and reimbursement to Whitehall of all expenses incurred in connection herewith shall be made on the Closing Date. Such fee and expenses shall be paid out of the proceeds of the purchase price of the Debentures.

            (h) OTHER DOCUMENTS. Receipt by Whitehall of such other certificates and documents as it may reasonably request.

            (i) 1985 LOAN AGREEMENT DEFAULT. No Event of Default under the 1985 Loan Agreement, no event of the nature described in Section 5.01(a) of the Mortgage which with the giving of notice or lapse of time or both would constitute such an Event of Default, and no event of the nature described in Sections 5.01(f) and (g) of the New Mortgage (as defined in the 1985 Loan Agreement) or Sections 5.01(e) and (f) of the Consolidated Mortgage (as defined in the 1985 Loan Agreement) shall have occurred and be continuing.

            (j) MARKET CONDITIONS. There shall be no (i) suspension or material limitation in trading in securities generally on the New York Stock Exchange (the "NYSE"); (ii) suspension or material limitation in trading in the Company's securities on the NYSE; (iii) general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities; or (iv) since November 21, 1994, outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, if the effect of any such event specified in this clause (iv) in the judgment of the Agent makes it impracticable or inadvisable to proceed with the transactions contemplated hereunder on the terms and in the manner contemplated herein.

            (k) CONSENT TO ASSIGNMENT. The Company shall have obtained the unconditional consent of RCP and RCPA to the assignment to the Collateral Agent of the Mortgage and the Mortgage Note and such consent shall be in full force and effect.

            (l) BUSINESS COMBINATION. Except with respect to the issuance of the Warrants and the Stock Appreciation Rights, the Company shall not have entered into any arrangement or agreement in respect of a "business combination" as defined in the Certificate of Incorporation of the Company (but disregarding any reference to an "Acquiring Person" in such definition).

            3.02. SUBSEQUENT ISSUANCES AND DELIVERY OF DEBENTURES. In connection with each Subsequent Issue, the Company shall deliver to each Subsequent Holder a conformed copy of this Agreement.

            3.03. OBLIGATION OF THE COMPANY TO CLOSE. The obligation of the Company to close the purchase of the 14% Debentures contemplated hereby is subject to Goldman Sachs Mortgage Company not being in default of its obligation to close the purchase of the Notes.


                                SECTION 4

               REPRESENTATIONS AND WARRANTIES OF COMPANY

            The Company hereby represents and warrants that on the date hereof and on the Closing Date (before and after giving effect to the making of the Loans):

            4.01.  EXISTENCE, POWER AND OWNERSHIP.

            (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and it has all power and authority under such laws and its certificate of incorporation and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

            (b) It is subject to taxation as a real estate investment trust (a "REIT") under Subchapter M of the Code and has satisfied all requirements to continue to qualify as a REIT. It is not aware of any fact or circumstance that could reasonably be expected to prevent it from continuing to so qualify in the future.

            4.02. AUTHORIZATION. It has the corporate power and authority to enter into this Agreement and the other Loan Documents and to perform its obligations under and consummate the transactions contemplated by such Loan

Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

            4.03. NO VIOLATION OR CONFLICTS. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its certificate of Incorporation or By-laws, (ii) violate any law, regulation (including without limitation Regulation G, T, U or X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or materially conflict with any contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or in connection with the Loan Documents) upon or with respect to its properties.

            4.04. CONSENTS. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or other Person is required in connection with the execution, delivery or performance of this Agreement or any of the other Loan Documents, except for the consent of RCP and RCPA to the assignment to the Collateral Agent of the Mortgage and the Mortgage Note and except for any Hart-Scott-Rodino Act filings in connection with the exercise of the Warrants.

            4.05. ENFORCEABLE OBLIGATIONS. This Agreement and the other Loan Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

            4.06. FINANCIAL CONDITION; SECURITIES AND EXCHANGE COMMISSION FILINGS. (a) Since January 1, 1992, the Company has made all required filings with the Securities and Exchange Commission, and such filings are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit any material fact required to be stated therein necessary to make the statements therein not misleading. The financial statements of the Company contained in such filings are true and correct and fairly present the financial condition and results of operations of the Company as of their dates and for the respective periods covered thereby; such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as noted therein); and since the date of such financial statements, except as disclosed in such filings with the Securities and Exchange Commission made on or prior to the date hereof, there have occurred no changes or circumstances which have had or are likely to have a material adverse effect on the Company and the financial statements referenced above.

            (b) The Company has delivered to the Agent true and correct copies of correspondence between the Company and the Securities and Exchange Commission relating to the Company's filing on Form 10-K for the year ended December 31, 1993.

            4.07. NO DEFAULT. No Default or Event of Default presently exists.

            4.08. LIENS. Except for Permitted Liens, it has good and marketable title to all of its properties and assets free and clear of all Liens.

            4.09. INDEBTEDNESS. It has no Indebtedness (including, without limitation, any Guaranty Obligations) except for the Notes, the Debentures and the other Indebtedness specified on Schedule 4.09 hereto.

            4.10. LITIGATION. Except as specified in Schedule 4.10 hereto, there are no actions, suits or legal, equitable, arbitration or administrative proceedings (including those relating to environmental matters), pending or, to the knowledge of the Company threatened, against the Company which, if adversely determined, would have a material adverse effect on the financial condition of the Company. The Company is not aware of any fact or condition in respect of the Real Estate that could reasonably be expected to result in any such action, suit, or proceeding or in the incurrence of any material liability in respect of environmental matters.

            4.11. MATERIAL AGREEMENTS. Except as specified in Schedule 4.11 hereto or except with respect to agreements filed as exhibits to its filings with the Securities and Exchange Commission prior to the date hereof, it is not a party to any material contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation other than (i) the Loan Documents,

(ii) the documents evidencing the Indebtedness described in Section 4.09, and
(iii) the Mortgage, Mortgage Note, 1985 Loan Agreements and any agreement or obligation relating to the mortgage loan evidenced by the foregoing. Except as specified in Schedule 4.11 hereto or except as disclosed in its filings with the Securities and Exchange Commission prior to the date hereof, it is not engaged in any negotiations with, and has no plans or intention to enter into any other agreements, or modifications of agreements, with RCP or RCPA.

            4.12. TAXES. It has filed, or caused to be filed, all material reports and returns with respect to taxes (federal, state, local and foreign) required to be filed and such reports and returns were true, complete and accurate in all material respects and it has paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including documentary stamp taxes and intangible taxes) owing (or necessary to preserve any Liens in favor of the Collateral Agent), by it, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with generally accepted accounting principles, but only so long as there is no material liability or any risk of material loss, sale or forfeiture of any collateral pledged to the Collateral Agent. It is not aware of any proposed material tax assessments against it. No extension of time for assessment or payment by the Company of any federal, state or local tax is in effect. All mortgage recording taxes in respect of the Mortgage have been paid.

            4.13. COMPLIANCE WITH LAW. It is in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties.

            4.14. ERISA. Except for the Retirement Income Plan for Salaried Employees of Rockefeller Group, Inc., as amended and supplemented in the ordinary course of business from time to time (the "RGI Plan"), neither it nor its ERISA Affiliates have established, maintained or been obligated to contribute to any Plan at any time during the five calendar years preceding the Closing Date.

            4.15. SUBSIDIARIES. It has no Subsidiaries other than Deucalion Capital Corporation, a Delaware corporation.

            4.16. USE OF PROCEEDS; MARGIN STOCK. It will use the proceeds of the Sale of Debentures hereunder on the Closing Date solely to retire its outstanding commercial paper, to pay fees and expenses in connection with this Agreement and to satisfy the interest rate swap agreements specified in paragraph B. of Schedule 4.09; PROVIDED, that, if any such commercial paper may not be prepaid on the Closing Date, the Company will place sufficient funds for prepayment in full thereof in escrow with the applicable paying agent. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation G, T, U, or X or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation G, T, U, or X. As of the Closing Date the Company does not own any "margin stock".

            4.17. GOVERNMENT REGULATION. It is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, each as amended. In addition, it is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            4.18. PARI PASSU OBLIGATIONS. The obligations of the Company hereunder and under the Debentures and under the Loan Agreement and the Notes rank and will at all times rank PARI PASSU with all other obligations of the Company in respect of its unsubordinated indebtedness for borrowed money, and there is no indebtedness for borrowed money of the Company senior to the Debentures or the Notes.

            4.19. OWNERSHIP OF REAL ESTATE. The Company has good and marketable title to the Mortgage Note, the Mortgage, the letters of credit (as specified on Schedule II to the Collateral Trust Agreement (the "Letters of Credit")) and the Title Insurance, free and clear of all liens, except (i) the liens to be granted pursuant to the Loan Documents and (ii) the restrictions on transfer contained in the 1985 Loan Agreement, the Letters of Credit and the Title Insurance. The Company has not granted to any other person any rights, recorded or unrecorded, in the Mortgage or the

Mortgage Note. To the best of the Company's knowledge, no person, other than the Company, has any right or option, recorded or unrecorded, to acquire the Real Estate or any portion thereof or interest therein. The Mortgage remains a valid lien on all the Real Estate and on the Lessor's interest in all Leases (as defined in the Mortgage), with a priority in all material respects no less than its priority as of September 19, 1985 except as such priority may be affected by the subordination referred to in clause (ii) of Recital G to the amendment and restatement of the Mortgage dated as of December 1, 1988, the outstanding aggregate principal amount of the Mortgage Note is $1,300,000,000, and no default exists thereunder.

            4.20. NO PENDING CONDEMNATION OR EMINENT DOMAIN. The Company has no knowledge of any pending or threatened condemnation or eminent domain proceedings which would affect the Real Estate.

            4.21. CAPITALIZATION. As of the date hereof, the Company's authorized capital stock consists of 150,000,000 shares of Common Stock and 38,260,704 shares of Common Stock were issued and outstanding, no shares of Common Stock were held in treasury, and there were no outstanding employee stock options. The Common Stock constitutes all of the issued and outstanding capital stock of the Company. There are no other classes of capital stock of the Company authorized or outstanding. The outstanding Common Stock is duly authorized, validly issued, fully paid and non-assessable. Except for the transactions contemplated by the Loan Documents and except in respect of the Indenture Securities, there are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the Company's authorized and issued, unissued or treasury shares of capital stock, and the Company has not issued any debt securities, other securities, rights or obligations that are currently outstanding and are convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, capital stock of the Company.


                                SECTION 5
                 AFFIRMATIVE COVENANTS OF THE COMPANY

            The Company hereby covenants and agrees that so long as this Agreement is in effect and until the Debentures, together with interest, fees and other obligations hereunder, have been paid in full:

            5.01. INFORMATION COVENANTS. The Company will furnish, or cause to be furnished, to each Holder:

            (a) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, a balance sheet of the Company as at the end of such fiscal year together with related statements of income and retained earnings and of cash flows for such fiscal year, all in reasonable detail and examined by independent certified public accountants of recognized national standing whose opinion shall be to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for changes with which such accountants concur) and shall not be qualified as to the scope of the audit, all of the foregoing to be in reasonable detail and in form and substance satisfactory to the Holder.

            (b)   AUDITOR'S CERTIFICATE.      At the time of delivery of the
financial statements provided for in Section 5.01(a) hereof, a certificate from the accountants examining such financial statements, that, to the best of their knowledge, no Event of Default exists, or, if any Event of Default does exist, providing a reasonably detailed summary of all relevant information known to such accountants.

            (c) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Company, (i) except for the fourth fiscal quarter of each fiscal year, a balance sheet of the Company as at the end of such quarterly period together with related statements of income and retained earnings for such quarterly period and for the portion of the fiscal year ending with such period, all in reasonable detail and in form and substance satisfactory to Required Holders, and accompanied by a certificate of the President of the Company as being true and correct and as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments, (ii) a report showing the calculation of Net Cash Flow for such fiscal quarter and (iii) estimates made in good faith by the Company of the items specified in (ii) above relating to the next fiscal quarter. For so long as the Company is required to file reports pursuant to the Securities Exchange Act of 1934, the Company may satisfy its obligations under Section 5.01(a) and 5.01(c)(i) hereof by delivery to Whitehall, within the time periods specified in such Sections, of copies of its reports on Form 10-K and Form 10-Q, respectively, with the Securities and Exchange Commission.

            (d) OFFICER'S CERTIFICATE. At the time of delivery the financial statements provided for in Section 5.01(c) hereof, a certificate of the President of the Company substantially in the form of Exhibit B to the effect that no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Company proposes to take with respect thereto.

            (e) AUDITOR'S REPORTS. Promptly upon receipt thereof, a copy of any other report or management letter submitted by independent accountants to the Company in connection with any annual, interim or special audit of the books of Company.

            (f) REAL ESTATE AND OTHER INFORMATION. Promptly upon receipt thereof, copies of all financial information, reports and other documents received by the Company pursuant to the 1985 Loan Agreement and the Mortgage, including without limitation, all documents delivered to Company pursuant to Sections 6.05 and 6.08 of the 1985 Loan Agreement and Sections 704 and 1010 of the Mortgage.

            (g) OTHER INFORMATION. With reasonable promptness upon request, such other information regarding the business, properties or financial condition of the Company as any Holder may reasonably request, including without limitation copies or summaries of, as the case may be, all non-routine correspondence to or from and summaries of contacts and conversations with RCP, RCPA or any of their affiliates, subject to compliance with any applicable confidentiality restrictions agreed to in good faith.

            (h) NOTICE OF DEFAULT OR LITIGATION. Upon the Company obtaining knowledge thereof, it will give written notice to each Holder promptly, but in any event within five Business Days, of the occurrence of any of the following with respect to the Company: (i) the occurrence of an event or condition consisting of a Default, specifying the nature and existence thereof and what action the Company proposes to take with respect thereto, (ii) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Company in which damages are sought or environmental remediation demanded which exceeds $1,000,000 in any instance or $5,000,000 in the aggregate or which might otherwise materially adversely affect the business, properties, assets, condition (financial or otherwise) or prospects of the Company, (iii) any levy of an attachment, execution or other process against its assets in excess of $1,000,000, (iv) the occurrence of an event or condition which shall constitute a default or event of default under any other agreement for borrowed money in excess of $1,000,000, (v) any development in its business or affairs which has resulted in, or which the Company reasonably believes may result in, a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Company, (vi) the institution of any proceedings against, or the receipt of notice of potential liability or responsibility for any violation, or alleged violation of, any federal, state or local law, rule or regulation, the violation of which could give rise to a material liability, or have a material adverse effect on, the business, assets, properties condition (financial or otherwise) or prospects of the Company, or
(vii) the occurrence of an event or condition which may render the Company unable to qualify as a REIT under the Code.

            (i) CHANGES TO INDEBTEDNESS. Within 30 days prior thereto, notice of any proposed extension, renewal, refinancing or modification of Indebtedness made pursuant to Section 6.01(iv) or Section 6.14.

            5.02. PRESERVATION OF EXISTENCE AND FRANCHISES. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority and will at all times take all reasonable steps necessary to qualify to be taxed as a REIT as long as a REIT is accorded substantially the same treatment under the United States income tax laws from time to time in effect as under Sections 856-860 of the Code, in effect at the date of this Agreement, as originally executed.

            5.03. BOOKS, RECORDS AND INSPECTIONS. The Company will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applied on a consistent basis (including the establishment and maintenance of appropriate reserves). The Company will permit, on reasonable notice, any Holder to visit and inspect its books of account and records and any of its properties or assets and to discuss the affairs, finances and accounts of the Company with, and be advised as to the same by, its officers, directors and independent accountants.

            5.04. COMPLIANCE WITH LAW. The Company will comply in all material respects with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by, all applicable governmental bodies, foreign or domestic, or authorities and agencies thereof (including quasi-governmental authorities and agencies), in respect of the conduct of its business and the ownership of its property.

            5.05.  INSURANCE.  Except as specified in Schedule 5.05, the
Company will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

            5.06. MAINTENANCE OF PROPERTY. The Company will maintain and preserve its properties and assets in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and assets from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

            5.07. PLAN ASSETS. The Company will use its best efforts to not take any action that would cause it to be deemed to hold Plan Assets at any time.

            5.08. INTERCREDITOR AGREEMENT. The Company will comply with the terms of the Intercreditor Agreement in respect of payments to be made in respect of the Debentures and the Notes notwithstanding that such terms may alter the provisions set forth herein, in the Debentures, in the Loan Agreement or in the Notes. Each Holder agrees by accepting a Debenture to be bound by the terms and provisions of the Intercreditor Agreement as if such Holder were a party thereto.

            5.09. RESALE OF DEBENTURES. The Company, upon the request of the Required Holders from time to time, will exchange the Debentures for any other evidences of indebtedness or debt securities, whether notes, debentures or otherwise (the "New Debt"), and shall enter into any such agreements, whether in the form of an amendment hereto, an indenture, a debenture purchase agreement or otherwise (the "New Documents"), as shall be deemed necessary or desirable by the Required Holders in connection with the resale of the Debentures, whether as a private placement, a registered public offering or otherwise, provided only that the aggregate principal amount of the New Debt shall be equal to the unpaid principal amount of the Debentures at the time of exchange and the business terms (including aggregate interest) of the New Documents shall be substantially the same as the business terms (including affirmative and negative covenants) contained herein. Notwithstanding the foregoing, it is understood by the parties that (a) the New Debt shall be in such denominations and tranches and have such other features (including, without limitation, intercreditor and/or priority arrangements) as may be deemed appropriate by the Required Holders, (b) the New Documents will contain additional terms and provisions governing the voting rights of the holders of the New Debt including the requirement of unanimous approval of the holders of New Debt for waivers or amendments in respect of Section 6.12 and any release of security for the New Debt, in each case, to the extent desired by the Required Holders, any provision relating to payment of interest, repayment of principal or payment of any fees or indemnities and any other provisions customarily so treated, (c) the New Documents will contain such additional terms and provisions as are customarily contained in such documents governing the issuance of debt including provisions governing the rights of indenture trustees and/or administrative agents and bank set-off and sharing provisions, as applicable, (d) the New Documents will contain such other additional terms and provisions as are reasonably requested by the Required Holders in order to effectuate the resale of the Debentures and such other additions hereto or variations herefrom as are requested by any rating agency rating the New Debt, including, without limitation, requiring accrual of payments that are due in escrow or trust accounts, except to the extent otherwise prohibited by the 1985 Indenture and except that no such escrow shall be required in respect of regularly scheduled payments on account of the Debentures and (e) the New Documents will be in such form and will contain such terms and provisions as are necessary to comply with all applicable securities laws, including, in the case of an indenture, the Trust Indenture Act of 1939, as amended. In furtherance of the foregoing, the Company will provide the Required Holders with all such documents and information, financial or otherwise, assist in all such due diligence and do such other things and enter into such other agreements as are necessary or, in the judgment of the Required Holders, desirable to resell the Debentures and carry out the intent of this Section 5.09. The term "Holder" or "Required Holders" as used in this Agreement shall include any trustee for an indenture pursuant to which the New Debt is issued.


                                SECTION 6
                          NEGATIVE COVENANTS

            The Company hereby covenants and agrees that so long as this Agreement is in effect and until the Debentures, together with all interest, fees and other obligations hereunder, have been paid in full:

            6.01.  INDEBTEDNESS.    The Company will not contract, create,
incur, assume or permit to exist any Indebtedness, except:

            (i) Indebtedness arising under this Agreement and the other Loan Documents;

           (ii) Current liabilities for taxes and assessments incurred or arising in the ordinary course of business;

          (iii) Indebtedness in respect of current accounts payable or accrued (other than for borrowed money or purchase money obligations) and incurred in the ordinary course of business; PROVIDED, that all such liabilities, accounts and claims shall be paid when due (or in conformity with customary trade terms);

           (iv) Indebtedness in effect on the date hereof (as specified in Schedule 4.09) and any extensions, renewals or refinancings thereof in an amount not to exceed the outstanding accreted amount thereof on the date of refinancing; PROVIDED that no such Indebtedness may be renewed, extended or refinanced if, as a result thereof, quarterly debt service of the Company would be materially increased or Net Cash Flow of the Company would be materially decreased;

            (v) Unsecured Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding incurred by the Company to cover working capital needs; and

           (vi)  Indebtedness in respect of issuances of Debentures pursuant to
      Section 2.01(b).

            6.02. LIENS. Except with respect to Permitted Liens, the Company will not (i) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, (ii) sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to it) or (iii) assign any right to receive income.

            6.03. NATURE OF BUSINESS. The Company (i) will not alter the character or conduct of its business from that conducted and contemplated as of the Closing Date which is and shall be limited to the ownership and management of the Mortgage, the Mortgage Note and the partnership interests in any partnership which owns the Real Estate and (ii) will not permit its Subsidiary to engage in any business activity whatsoever or to own any assets or incur any liabilities.

            6.04. CONSOLIDATION, MERGER, SALE OR PURCHASE OF ASSETS. The Company will not dissolve, liquidate, or wind up its affairs, and will not enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or any part of its property or assets or, other than in the ordinary course of its business, purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any part of the property or assets of any Person, except that the Company may merge or be consolidated with any other U.S. corporation so long as (i) the Company shall be the surviving corporation, (ii) after giving effect to any such transaction, no Default or Event of Default shall exist, including, without limitation, any Default in respect of Section 6.03, and (iii) the surviving corporation shall have a number of authorized, issued and outstanding shares of capital stock no greater than that of the Company immediately prior to such transaction.

            6.05. ADVANCES, INVESTMENTS AND LOANS. The Company will not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

            6.06. TRANSACTIONS WITH AFFILIATES. The Company will not enter into any transaction or series of transactions with any stockholder, employee or Affiliate other than on terms and conditions substantially as favorable to the Company as would be obtainable by it in a comparable arm's-length transaction with a Person other than a stockholder, employee or Affiliate, except for employment contracts and other employee benefit plans and arrangements entered into in the ordinary course of business and approved by the compensation committee of the Board of Directors of the Company, and arrangements with directors approved by the Board of Directors of the Company.

            6.07. OPERATING LEASE OBLIGATIONS. The Company will not enter into, assume or permit to exist any obligations for the payment of rent for any property (real, personal or mixed, tangible or intangible) under leases, subleases or similar arrangements as lessee, except for the Company's leases for office space on reasonable terms.

            6.08. SALE AND LEASEBACK. The Company will not enter into any arrangement pursuant to which it will lease back, as lessee, any property (real, personal or mixed, tangible or intangible) previously owned by it and sold or otherwise transferred or disposed of, directly or indirectly, to the owner-lessor of such property.

            6.09. GOVERNING DOCUMENTS. The Company will not propose or initiate any action in respect of any amendment, modification, supplement, waiver or termination of any provisions of its Certificate of Incorporation or By-Laws, except for an amendment to its Certificate of Incorporation to eliminate or modify the "Limit" provided for in Article Ninth (A) thereof.

            6.10. ERISA. Except for the RGI Plan, the Company will not establish any Plan or take any actions that would cause it to become obligated under any Plan.

            6.11. DIVIDENDS. The Company will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, Common Stock, (i) subject to clauses (ii) and (iii) below, in an amount in excess of $.80 per share per annum, adjusted to reflect any stock splits, stock dividends or similar transactions, unless and to the extent required to meet qualification rules for a REIT requiring distributions of 95% (or such other percentage as may be required by a change in the Code applicable to REITs) (such required distributions are referred to herein as "REIT Distributions"), (ii) at any time when a payment default exists under the Mortgage, the Mortgage Note or the 1985 Loan Agreement except for REIT Distributions and (iii) if the Company shall not qualify to be taxed as a REIT under the Code. The Company will not make any payment on account of a Warrant or Stock Appreciation Right in an amount per share in excess of the positive difference between (x) any amounts per share paid to holders of Common Stock pursuant to the preceding sentence and (y) $.60 per annum, adjusted to reflect any stock splits, stock dividends or similar transactions; PROVIDED, that this Section 6.11 shall not operate to prevent the exercise of Warrants or conversion of Stock Appreciation Rights in accordance with their respective terms or any payment on 14% Debentures issued on conversion of Stock Appreciation Rights.

            6.12. MODIFICATIONS TO MORTGAGE. The Company will not amend or in any way waive or modify any payment provision of the Mortgage or the Mortgage Note and will not amend Article X of the 1985 Loan Agreement or the Purchase Option.

            6.13. MODIFICATION OR PREPAYMENT OF INDEBTEDNESS. The Company will not modify any Indebtedness if (i) quarterly debt service of the Company would be materially increased or Net Cash Flow of the Company would be materially decreased as a result thereof or (ii) the business, properties, assets, condition (financial or otherwise) or prospects of the Company might otherwise be materially adversely affected. The Company will not prepay or acquire any of its Indebtedness (other than as required by the terms thereof as in effect on the date hereof or permitted hereunder in respect of the Debentures or under the Loan Agreement in respect of the Notes and except for the Indebtedness permitted under Section 6.01(v)) and will cause to remain outstanding in full force and effect until their respective termination dates the interest rate swap agreements specified in paragraph A of Schedule 4.09.

            6.14.  USURY.   The Company covenants (to the extent that it may
lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Debenture Purchase Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to any Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.


                                SECTION 7
                           EVENTS OF DEFAULT

            7.01. EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

            (a) PAYMENT. The Company shall (i) default in the payment when due of any principal owing hereunder or under the Debentures (including any mandatory redemption required hereunder or any voluntary redemption after giving notice thereof in accordance with Section 8.01), or (ii) default in the payment when due of any interest, fees or other amounts owing hereunder, under the Debentures, the Security Documents, the Collateral Trust Agreement or the Letter Agreement or in connection herewith and such default referred to in this subparagraph (ii) shall continue unremedied for at least ten days; or

            (b) REPRESENTATIONS. Any representation, warranty or statement made on the date hereof or deemed to be made as of the Closing Date by the Company herein or in any of the Security Documents, the Collateral Trust Agreement or the Letter Agreement or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

            (c) COVENANTS. The Company shall (i) default in the due performance or observance of any term, covenant or agreement contained in
      Section 5.01(h)(i) or in Section 6 (other than Sections 6.06, 6.07 and 6.10), or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection
      (a), (b) or (c) (i) of this Section 7.01) contained in this Agreement, and such default referred to in this subparagraph (ii) shall continue unremedied for a period of at least 30 days after notice from any Holder of such default; or

            (d) OTHER AGREEMENTS. The Company shall default in the due performance or observance of any term, covenant or agreement in the Security Documents, the Collateral Trust Agreement or the Letter Agreement (subject to applicable grace or cure periods, if any) applicable to it, or the Security Documents, the Collateral Trust Agreement or the Letter Agreement shall fail to be in full force and effect or to give the Collateral Agent and the Holders, the Liens, rights, powers and privileges purported to be created thereby (except insofar as such failure is due to the act of the Collateral Agent or any Holder); or

            (e) BANKRUPTCY, ETC. (i) The Company shall commence a voluntary case concerning itself under the Bankruptcy Code in Title 11 of the United States Code (as amended, modified, succeeded or replaced, from time to time, the "Bankruptcy Code"); or (ii) an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not dismissed within 90 days after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of all or substantially all of the property of the Company; or (iv) the Company commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to the Company; or (v) there is commenced against the Company any such proceeding which remains undismissed for a period of 90 days after commencement of such proceeding; or (vi) the Company is adjudicated insolvent or bankrupt; or (vii) any order of relief or other order approving any such case or proceeding is entered; or (viii) the Company suffers appointment of any custodian or the like for it or for any substantial part of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment; or (ix) the Company makes a general assignment for the benefit of creditors; or (x) any corporate action is taken by the Company for the purpose of effecting any of the foregoing; or

            (f) DEFAULTS UNDER OTHER AGREEMENTS. (i) The Company shall (x) default in any payment in an amount of $1,000,000 or more (beyond the applicable grace period with respect thereto, if any) with respect to any other Indebtedness, or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default, in the case of (y), or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness, in an amount of $1,000,000 or more, to become due prior to stated maturity, or (ii) any such Indebtedness of the Company, in an amount of $1,000,000 or more, shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

            (g) JUDGMENTS. One or more final judgments or decrees shall be entered against the Company involving a liability of $1,000,000 or more in any instance, or $5,000,000 or more in the aggregate for all such judgments and decrees collectively (not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, paid or stayed or bonded pending appeal within the time permitted to appeal therefrom.

            7.02 REMEDIES. Upon the occurrence of an Event of Default, the Required Holders, by written notice to the Company, may take any of the following actions without prejudice to its rights to enforce its claims against the Company, except as otherwise specifically provided for herein:

            (i) ACCELERATION OF DEBENTURES. Declare the unpaid principal of and any accrued interest in respect of the Debentures to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company;

           (ii) ENFORCEMENT OF RIGHTS. Enforce any and all Liens and security interests in favor of the Holders in respect of the Debentures and any other amounts due, including, without limitation, all rights and interests created and existing under the Security Documents, the

      Collateral Trust Agreement and the Letter Agreement and all rights of set-off; and

          (iii) WAIVER OF PAST DEFAULTS. The Holders of not less than a majority in principal amount of the outstanding Debentures may on behalf of the Holders of all the Debentures waive any past default hereunder, except a default:

                  (1) in the payment of the principal of or any interest on any Debenture, or

                  (2)  in respect of a covenant or provision hereof which under
            Section 9.05 cannot be modified or amended without the consent of the Holder of each outstanding Debenture.

            Upon any such waiver, such default ceases to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

PROVIDED, HOWEVER, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.01(e) shall occur, then the Debentures shall immediately become due and payable without the giving of any notice or other action by any Holder.


                                SECTION 8
                               REDEMPTION

            8.01.  REDEMPTION.

            (a) VOLUNTARY REDEMPTION. (i) Provided the Notes have been paid in full or funds for such payment have been irrevocably deposited with an agent (reasonably satisfactory to the Agent) for such payment, the Company shall have the right to redeem the Debentures at any time on or after December 30, 2000 in whole or in part upon 30 days advance written notice in accordance with Section 8.01(d) to each Holders which notice shall specify the date on which the Company will effect such redemption (a "Redemption Date").

            (ii) Debentures redeemed from December 30, 2000 through December 31, 2001, inclusive, shall be redeemed at 105% of the principal amount of Debentures redeemed; debentures redeemed from January 1, 2002 through

December 31, 2002, inclusive, shall be redeemed at 103% of the principal amount of Debentures redeemed; debentures redeemed from January 1, 2003 through December 31, 2003, inclusive, shall be redeemed at 101.5% of the principal amount of Debentures redeemed; and Debentures redeemed thereafter shall be redeemed at 100% of the principal amount of Debentures redeemed, in each case with interest accrued to the date of redemption.

            (b) MANDATORY REDEMPTIONS. On each Interest Payment Date prior to December 31, 2000, provided that the Notes have been paid in full, the Company shall redeem Debentures in an aggregate amount equal to Net Cash Flow calculated as of the last day of the most recent fiscal quarter at 100% of the aggregate principal amount of the Debentures redeemed.

            (c) PARTIAL REDEMPTION. (i) If less than all of the then outstanding Debentures are to be redeemed on any Redemption Date, the Company shall (x) include in the notice provided to the Holders pursuant to Section 8.01(d) the principal amount of Debentures then outstanding and the principal amount of Debentures to be redeemed and (y) effect such redemption (to the extent practicable within $1,000 increments) on a PRO RATA basis.

            (ii) Any Debenture which is to be redeemed only in part shall be surrendered at the place specified in the notice delivered to Holders pursuant to Section 8.01(d) (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such Debenture without service charge, a new Debenture or Debentures of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Debenture so surrendered.

            (d) NOTICE OF REDEMPTION. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder, at his address appearing in the Security Register (as defined below).

            All notices of redemption shall state:

            (i)   the Redemption Date,

           (ii)   the Redemption Price,

          (iii) that on the Redemption Date the Redemption Price will become due and payable upon each Debenture and that interest thereon will cease to accrue on and after said date, and

           (iv) that the place or places where each Debenture is to be surrendered for payment of Redemption Price.

            Notice of redemption of Debentures to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company and shall be irrevocable.

            (e) INTEREST AFTER REDEMPTION DATE. On any Redemption Date in which the then outstanding Debentures are to be redeemed in whole, the then outstanding Debentures shall become due and payable at the Redemption Price, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Debentures shall cease to bear interest. Upon surrender of any such Debenture for redemption in accordance with the notice specified in Section 8.01(d), such Debenture shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date. If any Debenture called for redemption shall not be so paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate plus such additional rate prescribed in Section 2.03.


                                SECTION 9
                             MISCELLANEOUS

            9.01. NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

      if to the Company:      1270 Avenue of the Americas
                              New York, New York  10020
                              Attention:  Secretary
                              Telephone:  698-1440
                              Telecopy:   698-1453

      if to the Holders:      at the addresses set forth in the Security
                              Register

            9.02.  BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS.

            (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED that the Company may not assign and transfer any of its interests without prior written consent of each Holders.

            Nothing in this Agreement or in the Debentures, express or implied, shall give to any Person other than the parties hereto and the holders from time to time of Stock Appreciation Rights, any benefit or any legal or equitable right, remedy or claim under this Agreement.

            9.03. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Holder in exercising any right, power or privilege hereunder or under the Security Documents, the Collateral Trust Agreement or the Letter Agreement and no course of dealing between the Company and any Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Security Documents, the Collateral Trust Agreement or the Letter Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Holders would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Holders to any other or further action in any circumstances without notice or demand.

            9.04. PAYMENT OF EXPENSES; INDEMNIFICATION. The Company agrees to:

            (i) pay all reasonable out-of-pocket costs and expenses of Whitehall and the Holders in connection with the negotiation, preparation, execution and delivery and administration of this Agreement, the Security Documents, the Collateral Trust Agreement and the Letter Agreement and the documents and instruments referred to therein and in connection with the exchange of the Debentures for the New Debt, the negotiation, preparation, execution and delivery of any New Documents as contemplated by Section 5.09 (including, without limitation, the fees and expenses of Sullivan & Cromwell and any indenture trustee, administrative agent or like parties in respect of the New Debt, and the resale of the New Debt and the reasonable travel expenses of employees of Whitehall and any Holder) and any amendment, waiver or consent relating hereto or thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Company under this Agreement and of the Holders in connection with enforcement of the Security Documents, the Collateral Trust Agreement and the Letter Agreement and the documents and instruments referred to therein (including, without limitation, the fees and disbursements of counsel for the Company);

           (ii) pay and hold the Holders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Holders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Holders) to pay such taxes;

          (iii) indemnify the Holders, their respective officers, directors, partners, employees, representatives, affiliates and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Holder is a party thereto) related to the entering into and/or performance of this Agreement, the Security Documents, the Collateral Trust Agreement or the Letter Agreement or the use of proceeds of the Debentures hereunder or the consummation of any other transactions contemplated in this Agreement, the Security Documents, the Collateral Trust Agreement or the Letter Agreement (including the resale of the Debentures and the exchange of the Debentures as contemplated by Section 5.09), including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, as the same are incurred (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified); and

           (iv) if the indemnification provided for in Section 9.04(iii) is unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to therein, then the Company shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Holders on the other from the consummation of the transactions contemplated in this Agreement. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Holders on the other in connection with the actions which resulted in such losses, liabilities, claims, damages or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Holders on the other hand shall be deemed to be in the same proportion as the total net proceeds from the Debentures (before deducting expenses) received by the Debentures bear to the net fees paid in accordance with Section 3.01(g) and retained by the indemnified Holders. The relative fault shall be determined by reference to, among other things, whether the action of the Company on the one hand or the Holders on the other and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contributions pursuant to this subsection (iv) were determined by any method of allocation which does not take account of the equitable considerations referred to above in this subsection (iv). The amounts paid or payable by an indemnified party as a result of the losses, liabilities, claims, damages or expenses (or actions in respect thereof) referred to above in this subsection (iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, as the same are incurred. The Company's and the Holders' obligations in this subsection (iv) to contribute are several and not joint.

Neither Whitehall nor any of its directors, officers, agents or employees shall be liable to the Company for any action taken or omitted to be taken by it or any of them under or in connection with any Loan Document, except for gross negligence or willful misconduct attributable to such Person.

            9.05. AMENDMENTS, WAIVERS AND CONSENTS. Any provision of this Agreement, the Debentures, the Security Documents, the Collateral Trust Agreement or the Letter Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Holders and SARs; PROVIDED, that no such amendment, waiver or modification shall, unless signed by all the Holders and holders of then outstanding Stock Appreciation Rights (i) subject any Holder to any additional obligation, (ii) reduce the principal of or rate of interest on any Debenture or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Debenture or any fees hereunder, (iv) change the percentage of the aggregate unpaid principal amount of the Debentures, or the number of Holders, and if applicable, holders of Stock Appreciation Rights, which shall be required for the Holders, and if applicable, holders of Stock Appreciation Rights or any of them to take any action under this Section 9.05 or any other provision of this Agreement, (v) release all or substantially all of the collateral for the Debentures or (vi) amend or waive the provisions of Section
6.12 or this Section 9.05.

            9.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

            9.07. HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

            9.08. SURVIVAL OF INDEMNITIES. All indemnities set forth herein, including, without limitation, in Section 9.04, shall survive the execution and delivery of this Agreement, the issuance of the Debentures, and the payment of principal of the Debentures and other obligations hereunder.

            9.09.  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

            (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Nothing herein shall affect the right of any Holder to commence legal proceedings or to otherwise proceed against the Company in any other jurisdiction.

            (b) The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Security Documents, the Collateral Trust Agreement or the Letter Agreement brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            (c) THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

            9.10. SEVERABILITY. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

            9.11. ENTIRETY. This Agreement together with the other Loan Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Documents or the transactions contemplated herein; PROVIDED, HOWEVER, that nothing shall affect the obligations of the Company to Goldman, Sachs & Co., Whitehall (and their respective affiliates) under the letter of intent, dated November 17, 1994, among the Company, Goldman, Sachs & Co. and Whitehall.

            9.12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company herein shall survive issuance and delivery of the Debentures hereunder.

            IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                          ROCKEFELLER CENTER PROPERTIES, INC.



                              By:/s/ Richard M. Scarlata
                                 -----------------------
                                 Richard M. Scarlata
                                 President and CEO


                          WHITEHALL STREET REAL ESTATE
                            LIMITED PARTNERSHIP

                              By:  W.H. Advisors L.P. V,
                                    General Partner

                                    By:  WH Advisors, Inc. V,
                                          General Partner


                                          By:/s/ Daniel M. Neidich
                                             ---------------------
                                             Daniel M. Neidich
                                             President

                           SCHEDULE 3.01(G)

                                 FEES


            An origination fee of 2% of the aggregate principal amount of the Debentures issued and purchased on the Closing Date is payable to Whitehall, and an advisory fee of 1% of the aggregate principal amount of the Debentures issued and purchased on the Closing Date is payable to Goldman, Sachs & Co.

                             SCHEDULE 4.09

                              INDEBTEDNESS




A.  OUTSTANDING INDEBTEDNESS

    Current Coupon Convertible Debentures due 2000                $213,170,000

    Zero Coupon Convertible Debentures due 2000                    326,863,314(1)

    Letter of Credit supporting Company's Commercial Paper
        Program                                                    200,000,000

    Accrued interest payable in connection with Current Coupon
        Convertible Debentures due 2000                             50,954,187(2)

    Dividends payable December 30, 1994                              5,739,106(3)

    Interest rate swaps (See Part C(i))                             19,046,677(4)
                                                               -------------------
                                                                  $815,773,284
                                                               -------------------
                                                               -------------------

(1) Accreted value at 12/31/94
(2) Accrued balance at 11/30/94
(3) Dividend declared 12/12/94
(4) Net mark-to-market settlement price at 11/30/94 as reported by SWAP counterparties




B.  OUTSTANDING INDEBTEDNESS TO BE REPAID ON OR AFTER CLOSING DATE

    Letter of Credit supporting Company's Commercial Paper
        Program                                                   $200,000,000

    Interest rate swaps (See Part C(ii))                            13,005,995
                                                               -------------------
                                                                  $213,005,995
                                                               -------------------
                                                               -------------------


                                     1 of 3

SWAPS
30-Nov-94

                                                                                                                            Net
        Financial                       Notional        Maturity       RCPI                     RCPI                     Receipt/
C(i)   Institution                      Principal         Date       Receives                   Pays                     (Payment)
- -----------------------------------------------------------------------------------------------------------------------------------
                         SWAP #                                     Float Rate               Fixed Rate
     AIG Finan Pr             5       (30,000,000)     14-Jan-98     5.37500%    1,612,500    9.84000%    (2,952,000)   (1,339,500)

     Barclay's                6       (25,000,000)     12-Mar-98     5.31250%    1,328,125    9.33000%    (2,332,500)   (1,004,375)

     Barclay's                8       (50,000,000)     20-Apr-98     5.81250%    2,906,250    9.68500%    (4,842,500)   (1,936,250)
                                     ------------                                ---------               -------------------------
                                     (105,000,000)                   5.56845%    5,846,875    9.64476%   (10,127,000)   (4,280,125)
                                     ------------                                ---------               -------------------------
                                     ------------                                ---------               -------------------------

- ------------------------------------------------------------------------------------------------------------------------------------

(ii) SWAPS to be settled on or after closing date

    Liability swaps      SWAP #                                      Float Rate               Fixed Rate

     Chase Manhat             7       (20,000,000)     02-Feb-98     5.31250%    1,062,500    9.14000%    (1,828,000)     (765,500)

     Chase Manhat             1       (30,000,000)     15-Oct-99     4.87500%    1,462,500    9.98000%    (2,994,000)   (1,531,500)
     Chase Manhat             2       (30,000,000)     15-Oct-99     4.87500%    1,462,500    9.98000%    (2,994,000)  (1,531,5000)

     Chase Manhat             3       (20,000,000)     05-Oct-99     5.06250%    1,012,500    9.84000%    (1,968,000)     (955,500)
     Chemical Ban             9       (50,000,000)     10-Jun-99     5.81250%    2,906,250    9.73600%    (4,868,000)   (1,961,750)

     Bank of Amer             4       (30,000,000)     30-Jun-97     5.25000%    1,575,000    9.84190%    (2,952,570)   (1,377,570)
                                     ------------                                ---------               -------------------------
                                     (180,000,000)                   5.26736%    9,481,250    9.78032%   (17,604,570)   (8,123,320)
                                     ------------                                ---------               -------------------------
                                     ------------                                ---------               -------------------------


                                                                             Mark-to
       Financial           Net                                               Market
C(i)  Institution         Rate                Floating Rate Re-sets         30-Nov-94
- ---------------------------------------------------------------------------------------


     AIG Finan Pr        4.46500%       1/14,     7/14                     (2,040,072)

     Barclay's           4.01750%       3/12,     9/12                     (1,231,010)

     Barclay's           3.87250%       4/20,     10/20                    (2,769,600)
                                                                          -----------
                         4.07631%                                          (6,040,682)
                                                                          -----------
                                                                          -----------

- ------------------------------------------------------------------------------------------------------------------------------------

(ii) SWAPS to be settled on or after closing date


     Chase Manhat        3.82750%       2/2,      8/2                        (954,295)

     Chase Manhat        5.10500%       6/21,     12/21                    (3,028,516)
     Chase Manhat        5.10500%       6/22,     12/22                    (3,025,333)

     Chase Manhat        4.77750%       6/29,     12/29                    (1,853,551)
     Chemical Ban        3.92350%       4/20,     10/20                    (3,581,000)

     Bank of Amer        4.59190%       1/12,     7/12                     (1,906,000)
                                                                          -----------
                         4.51296%                                         $14,348,695)
                                                                          -----------
                                                                          -----------

                                     2 of 3

(ii) SWAPS to be settled on or after closing date (cont'd.)
     (cont.)


- ---------------------------------------------------------------------------------------------------------------------------------
       Financial                Notional                      RCPI                                                   Net Receipt/
      Institution               Principal   Maturity Date    Receives                    RCPI Pays                     (Payment)
- ---------------------------------------------------------------------------------------------------------------------------------
                      SWAP #                               Fixed Rate                   Float Rate
     Chemical Ban          2    5,000,000     30-Nov-95     9.70000%        485,000      5.93750%       (296,875)       188,125

     Chemical Ban          4    5,000,000     29-Mar-96     9.23000%        461,500      5.25000%       (262,500)       199,000
     Chemical Ban          3    5,000,000     15-Sep-96     9.24500%        462,250      5.06250%       (253,125)       209,125

     Bank of Amer          8    5,000,000     15-Feb-96     9.43000%        471,500      5.81250%       (290,625)       180,875

     Bank of Amer          5    5,000,000     19-Sep-96     9.47000%        473,500      5.06250%       (253,125)       220,375
     Bank of Amer          7    5,000,000     30-Sep-97     9.56000%        478,000      5.26560%       (263,280)       214,720

     Bank of Amer          6    5,000,000     15-Apr-98     9.58700%        479,350      5.62500%       (281,250)       198,100
                               ----------                                 ---------                   -------------------------
                               35,000,000                   9.46029%      3,311,100      5.43080%     (1,900,780)     1,410,320
                               ----------                                 ---------                   -------------------------
                               ----------                                 ---------                   -------------------------


- ------------------------------------------------------------------------------------------
                                                                                  Mark-to
      Financial                                                                   Market
     Institution         Net Rate              Floating Rate Re-sets             30-Nov-94
- ------------------------------------------------------------------------------------------
     Chemical Ban        3.76250%       2/16,     5/16,     8/16,     11/16        113,700

     Chemical Ban        3.98000%       3/29,     6/29,     9/29,     12/29        161,000
     Chemical Ban        4.18250%       3/15,     6/15,     9/15,     12/15        135,000

     Bank of Amer        3.61750%       2/15,     5/15,     8/15,     11/15        245,000

     Bank of Amer        4.40750%       3/21,     6/21,     9/21,     12/21        191,000
     Bank of Amer        4.29440%       3/30,     6/30,     9/30,     12/30        241,000

     Bank of Amer        3.96200%       1/17,     4/17,     7/17,     10/17        256,000
                                                                               -----------
                         4.02949%                                                1,342,700
                                                                               -----------
     SWAPS to be settled on or after closing date                              (13,005,995)
                                                                               -----------
     Total at 11/30/94                                                         (19,046,677)
                                                                               -----------
                                                                               -----------


                                     3 of 3

                             SCHEDULE 4.10

                               Litigation


      Bear Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation have threatened to initiate litigation against the Company to recover an investment banking fee in the amount of approximately $4 million claimed to be due from the Company to such firms.

                                    SCHEDULE 4.11

                               Material Agreements and
                            Negotiations with RCP or RCPA


 Material Agreements      --   No exceptions

 Negotiations with RCP    --   The Company has requested
 or RCPA                       the consent specified in
                               Section 3.01(k) and
                               discussions with respect to
                               such consent are ongoing.

                              SCHEDULE 5.05

                                Insurance


      The Borrower's Directors' and Officers' Insurance Policy contains an endorsement (No. 7) reading as follows:

      It is agreed that the Insurer shall not be liable to make any payment for Loss in connection with any claim made against the Insureds brought by or on behalf of Rockefeller Group, Inc., any of its subsidiaries (directly or indirectly owned), its management and all entities controlled by or affiliated with Rockefeller Group, Inc. and the management thereof.

                                                   EXHIBIT A TO
                                                   DEBENTURE PURCHASE AGREEMENT

                               EXHIBIT A

                               DEBENTURE


[Form of Face of Debenture.]



..............

No. .........                                                 $ ........

      Rockefeller Center Properties, Inc., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Debenture Purchase Agreement hereinafter referred to), for value received, hereby promises to pay to
......................................, or registered assigns, the principal sum of ...................................... Dollars on December 31, 2007.  This
Debenture shall bear interest on the unpaid principal amount hereof from the date hereof or from the most recent Interest Payment Date to which interest has been paid at the rate of 14% per annum until the principal hereof is paid. Such interest shall be paid semi-annually on June 2 and December 2 in each year, commencing June 2, 1995, except as otherwise provided in Section 2.03(b) of the Debenture Purchase Agreement. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the rate of interest borne by this Debenture shall be 18% per annum, compounded semi-annually. The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 15 or November 15 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

    Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts PROVIDED, HOWEVER, that at the option of the Company payment of interest may be made by check drawn on a member of the New York Clearing House Association mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

      Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:


                   Rockefeller Center Properties, Inc.

                   By...................................................

Attest:

.........................................

                            [Form of Reverse of Security]

      This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued under a Debenture Purchase Agreement, dated as of December 18, 1994 (herein called the "Debenture Purchase Agreement"), between the Company and Whitehall Street Real Estate Limited Partnership V, a Delaware limited partnership and reference is hereby made to the Debenture Purchase Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Holders of the Securities and of the terms upon which the Securities are, and are to be, issued and delivered.

      The Securities of this series are subject to redemption upon not less than 30 days' notice by mail, at any time on or after December 30, 2000, as a whole or in part, at the election of the Company, at the following redemption prices (expressed as percentages of the principal amount): If redeemed from December 30, 2000 through December 31, 2001, inclusive, 105%; from January 1, 2002 through December 31, 2002, inclusive 103%; from January 1, 2003 through December 31, 2003, inclusive, 101.5%; and thereafter at a price equal to 100%, together in the case of any such redemption with accrued interest to the Redemption Date. The Securities are also subject to mandatory redemption as provided in the Debenture Purchase Agreement.

      The Debenture Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Debenture Purchase Agreement at any time by the Company with the consent of the Required Holders and SARs (as defined in the Debenture Purchase Agreement. The Debenture Purchase Agreement also contains provisions permitting the Holders of specified percentages in principal amount of the Securities and Stock Appreciation Rights (as defined in the Debenture Purchase Agreement) on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Debenture Purchase Agreement. Any such consent or waiver by any Holder shall be conclusive and binding upon such Holder and upon all future Holders of this Security (including holders of Stock Appreciation Rights) and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

      No reference herein to the Debenture Purchase Agreement and no provision of this Security or of the Debenture Purchase Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

      As provided in the Debenture Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

      The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Debenture Purchase Agreement and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

      No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Security for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      By accepting this Debenture the Holder agrees to be bound by the terms and provisions of the Intercreditor Agreement as if such Holder were a party thereto.

      All terms used in this Security which are defined in the Debenture Purchase Agreement shall have the meanings assigned to them in the Debenture Purchase Agreement.

                                                   EXHIBIT B TO
                                                   DEBENTURE PURCHASE AGREEMENT

                               EXHIBIT B

                         OFFICER'S CERTIFICATE



      I, Richard A. Scarlata, the President of Rockefeller Center Properties, Inc. (the "Company"), hereby certify that, to the best of my knowledge, with respect to that certain Debenture Purchase Agreement between the Company and Whitehall Street Real Estate Limited Partnership V, dated as of December __, 1994, as of the date hereof no Default or Event of Default has occurred and is continuing.


      This the __th day of _________, 19__.


                     _________________________
                     Richard A. Scarlata

                                                   EXHIBIT C TO
                                                   DEBENTURE PURCHASE AGREEMENT

                                  Exhibit C



                       Form of Assignment of Mortgages


               See Exhibit A to the Collateral Trust Agreement
                    (filed as Exhibit 4.10 to this 8-K).

                                                   EXHIBIT D TO
                                                   DEBENTURE PURCHASE AGREEMENT

                                  Exhibit D



                      Form of Collateral Trust Agreement


                       See Exhibit 4.10 to this Form 8-K

                                                   EXHIBIT E TO
                                                   DEBENTURE PURCHASE AGREEMENT

                                  Exhibit E



                          Form of Letter Agreement


                See Exhibit E to Collateral Trust Agreement
                   (filed as Exhibit 4.10 to this Form 8-K)

                                                  EXHIBIT F TO
                                                  DEBENTURE PURCHASE AGREEMENT

                                  Exhibit F



                     Form of Registration Rights Agreement



                       See Exhibit 4.11 to this Form 8-K